Wayne Bank

Member FDIC

717 MAIN STREET, P.O. BOX 269, HONESDALE, PENNSYLVANIA 18431

570-253-1455 • FAX: 570-253-3278 • WAYNEBANK.COM

For Immediate Release
Contact: Eli Tomlinson, Vice President
Email: eli.tomlinson@waynebank.com
Phone: (570) 253-8566
Wayne Bank Promotes Robert J. Mancuso To Chief Operating Officer
Honesdale, PA – Lewis J. Critelli, President and Chief Executive Officer of Wayne Bank is pleased to announce the promotion of Robert J. Mancuso to Executive Vice President and Chief Operating Officer.
According to Mr. Critelli, "It is with great pleasure that I announce this promotion. Bob is an invaluable member of the executive team at Wayne Bank and this title accurately reflects his importance to our organization. The Bank has benefitted significantly from his many contributions, including his leadership of our Retail Banking Network and Bank Operations, and his dedication to our employees, customers, and shareholders, which has helped to elevate our brand and achieve record growth."
Mr. Mancuso joined Wayne Bank in 2013 and most recently held the title of Executive Vice President and Chief Information Officer, providing leadership of bank operations, information technology, branch administration, marketing, project management, security, procurement, insurance risk, and facilities management. He has served the banking industry in various executive leadership roles for over three decades and is a graduate of the University of

Scranton with a B.S. in Accounting, as well as a MBA with a Concentration in Accounting. He also holds a High Honors Degree from the University of Wisconsin School for Bank Administration.
Mr. Mancuso resides in Dunmore, PA with his wife, Lorraine, and has two sons, Attorney Robert and Richard.
Wayne Bank is a subsidiary of Norwood Financial Corp., Member FDIC, and is located in Honesdale, Pennsylvania. The Bank has 25 Community Offices serving Wayne, Pike, Monroe, and Lackawanna Counties in Pennsylvania, along with Delaware and Sullivan Counties in New York State. The stock trades on the NASDAQ Global Market under the symbol— NWFL.
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